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                                                                  EXHIBIT 10.49

                           CYTOKINETICS, INCORPORATED

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the "Agreement") is made and entered into by and between James Sabry (the "Executive")and Cytokinetics, Incorporated, a Delaware Corporation (the "Company"), effective as of July 15, 2004 (the "Effective Date").

                                    RECITALS

WHEREAS: It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

WHEREAS: The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

WHEREAS: The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination or employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

WHEREAS: Certain capitalized terms used in the Agreement are defined in Section 11 below.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

      2. At-Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or by law.

      3. Duties and Scope of Employment.

            (a) Positions and Duties. As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional

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services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Company's Board of Directors.

            (b) Obligations. During such time as the Executive is employed by the Company, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. During such time as the Executive is employed by the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any material direct or indirect remuneration without the prior approval of the Board.

      4. Compensation.

            (a)Base Salary. During such time as the Executive is employed by the Company, the Company will pay Executive an annual salary as determined in the discretion of the Board of Directors or any committee thereof. The base salary will be paid periodically in accordance with the Company's normal payroll practices and will be subject to the usual, required withholding. Executive's salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

            (b) Performance Bonus. Executive will be eligible to receive an annual bonus and other bonuses, less applicable withholding taxes, as determined by the Board of Directors or any committee thereof in the Board's or such committee's sole discretion.

            (c) Equity Compensation. Executive will be eligible to receive stock and option grants, and other equity compensation awards, as determined by the Board of Directors or any committee thereof in the Board's or such committee's sole discretion.

      5. Employee Benefits. During the time that Executive is an employee of the Company, Executive will be entitled to participate in the Benefit Plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the Benefit Plans it offers to its employees at any time.

      6. Vacation. Executive will be entitled to vacation in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

      7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties as an employee of the Company, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      8. Severance Benefits.

            (a) Involuntary Termination Following a Change of Control. If within eighteen (18) months following a Change of Control (X)(i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive's employment for other than Cause, and (Y) Executive signs and does not revoke a standard release of claims with the Company in a

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form reasonably acceptable to the Company, then Executive shall receive the following severance from the Company:

                  (i) Severance Payment. Executive will be entitled to (i) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect, for a period of twenty-four (24) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; and (B) a lump-sum payment equal to 100% of Executive's target annual bonus as of the date of such termination.

                  (ii) Options, Restricted Stock. All of Executive's then outstanding options to purchase shares of the Company's Common Stock (the "Options") shall immediately vest and become exercisable (that is, in addition to the shares subject to the Options which have vested and become exercisable as of the date of such termination), but in no event shall the number of shares subject to such Options which so vest exceed the total number of shares subject to such Options, Additionally, all of the shares of the Company's Common Stock then held by Executive subject to a Company right of repurchase (the "Restricted Stock") shall immediately vest and have such Company right of repurchase with respect to such shares of Restricted Stock lapse (that is, in addition to the shares of Restricted Stock which have vested as of the date of such termination), but in no event shall the number of shares which so vest exceed the number of shares of Restricted Stock outstanding immediately prior to such termination.

                  (iii) Continued Employee Benefits. Executive shall receive Company-paid coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for a period equal to the shorter of (i) twenty-four
(24) months or (ii) such time as Executive secures employment with benefits generally similar to those provided in the Company's Benefit Plans.

            (b) Timing of Severance Payments. Any lump-sum severance payment to which Executive is entitled shall be paid by the Company to Executive in cash and in full, not later than ten (10) calendar days after the date of the termination of Executive's employment as provided in Section 8(a), and any other severance payments shall be paid in accordance with normal payroll policies as provided in Section 8(a). If Executive should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment to Executive's designated beneficiary, if living, or otherwise to the personal representative of Executive's estate.

            (c) Voluntary Resignation: Termination for Cause. If Executive's employment with the Company terminates (i) voluntarily by Executive other than for Good Reason or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those as may then be established under the Company's then existing severance and Benefits Plans or pursuant to other written agreements with the Company.

            (d) Disability: Death. If the Company terminates Executive's employment as a result of Executive's Disability, or Executive's employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for those as may then be established under the Company's then existing written severance and Benefits Plans or pursuant to other written agreements with the Company.

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            (e) Termination Apart from Change of Control. In the event
Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing written severance and Benefits Plans, if any, or pursuant to any other written agreements with the Company.

            (f) Exclusive Remedy. In the event of a termination of Executive's employment within eighteen (18) months following a Change of Control, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 8.

      9. Conditional Nature of Severance Payments.

            (a) Proprietary Information and Invention Assignment Agreement. If Executive is in material breach of the terms of the Proprietary Information and Invention Assignment Agreement, by and between the Company and Executive, dated as of April 14,1998 (the "Invention Agreement"), including, without limitation, Executive's obligations of confidentiality and of non- solicitation contained in the Invention Agreement, then upon such breach by Executive: (i) Executive shall refund to the Company all cash paid to Executive pursuant to Section 8 of this Agreement; and (ii) all severance benefits pursuant to this Agreement shall immediately cease.

            (b) Non-Competition. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twenty-four (24) months following the termination of Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges mat Executive's right to receive the severance payments set forth in this Agreement (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company or is a customer of the Company. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the capital stock of a company that competes with the Company, provided such capital stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. Upon any breach of this section, all severance payments pursuant to this Agreement will immediately cease.

            (c) Understanding of Obligations. Executive represents that he is fully aware of his obligations under the Invention Agreement and hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of any such obligations.

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      10. Golden Parachute Excise Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and
(ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to the Executive, pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of the Executive's excise tax liability and the amount required to be paid under this Section shall he made in writing by the Company's accountants (the "Accountants"). In the event that the excise tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to the Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to the Executive. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

      11. Definition of Terms. The fallowing terms referred to in this Agreement shall have the following meanings:

            (a) Benefit Plans. "Benefit Plans" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment. Notwithstanding any contrary provision of this
Section 11, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

            (b) Cause. "Cause" means any of the following: (i) the failure by you to substantially perform your duties with the Company (other than due to your incapacity as a result of physical or mental illness for a period not to exceed 90 days); (ii) the engaging by you in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct; (iii) your material breach of the terms of this Agreement, the Invention Agreement or

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any other agreements between you and the Company; (iv) the material breach or taking of any action in material contravention of the policies of the Company adopted by the Board of Directors or any committee thereof, including, without limitation, the Company's Code of Ethics, Insider Trading Compliance Program, Disclosure Process and Procedures or Corporate Governance Guidelines; (v) your conviction for or admission or plea of no contest with respect to a felony; or
(vi) an act of fraud against the Company, the misappropriation of material property belonging to the Company, or an act of violence against an officer, director, employee or consultant of the Company; provided, however, that in the event that any of the foregoing events in (i), (iii) or (iv) is capable of being cured, the Company shall provide written notice to you describing the nature of such event, and you shall thereafter have thirty (30) business days to cure such event.

            (c) Change of Control. "Change of Control" means the occurrence of any of the following:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.

            (d) Disability. "Disability" shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative. Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

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            (e) Good Reason. "Good Reason" means any of the following unless such event is agreed to, in writing or as set forth below, by you: (i) a material reduction in your salary or benefits (excluding the substitution of substantially equivalent compensation and benefits), other than as a result of a reduction in compensation affecting employees of the Company, or its successor entity, generally; (ii) a material diminution of your duties or responsibilities relative to your duties and responsibilities in effect immediately prior to the Change of Control, provided however, that, in the case of the Company being acquired and made part of a larger organization, a change in your title or reporting requirements where your duties, responsibilities and authority after the Change of Control are functionally similar to your duties, responsibilities and authority prior to the Change of Control (as, for example, when the Vice-President, Sales of the Company remains responsible for sales of the Company's products following a Change of Control but is not made the Vice President, Sales of the acquiring corporation) shall not constitute "Good Reason;" (iii) relocation of your place of employment to a location more than 50 miles from the Company's office location at the time of the Change of Control; and (iv) failure of a successor entity in any Change of Control to assume and perform under this Agreement. If any of the events set forth above shall occur, you shall give prompt written notice of such event to the Company, or its successor entity, and if such event is not cured within thirty (30) days from such notice you may exercise your rights to resign for Good Reason, provided that if you have not exercised such right within 45 days of the date of such notice you shall be deemed to have agreed to the occurrence of such event.

      12. Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers,

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prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

             (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys fees.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      13. Successors.

            (a) The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any

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successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) The Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      14. Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

            (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).

      15. Miscellaneous Provisions.

            (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise contemplated in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

            (d) Entire Agreement. This Agreement and the Invention Agreement constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the

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Company and Executive may supersede this Agreement, unless they are in writing and specifically mentioned this Agreement.

            (e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) shall govern the validity, interpretation, construction and performance of this Agreement.

            (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

            (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank)

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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                          CYTOKINETICS, INCORPORATED

                                 By: /s/ A. Grant Heidrich
                                     --------------------------------------

                                 Title: CHAIR COMP COMMITTEE

EXECUTIVE                        By: /s/ James Sabry
                                    --------------------------------------
                                    James Sabry, President and Chief
                                    Executive Officer